Securities Act Registration No. 333-279441

As filed with the Securities and Exchange Commission

On September 10, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

PERPETUAL AMERICAS FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

1 Congress Street, Suite 3101

Boston, Massachusetts 02114

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (617) 933-0716

Andrew Jolin

1 Congress Street, Suite 3101

Boston, Massachusetts 02114

(Name and Address of Agent for Service)

With copy to:

George Raine, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

It is proposed that this filing will become effective immediately.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

Explanatory Note

This Post-Effective Amendment No.  1 to the Perpetual Americas Funds Trust (the “Trust”) Registration Statement on Form N-14 hereby incorporates Part A and Part B to the Registration Statements on Form N-14 filed pursuant to Rule 497(b) on June 20, 2024. This Post-Effective Amendment No. 1 is being filed for the purpose of adding the final tax opinions as exhibits to Part C of the Registration Statement.

PART C

OTHER INFORMATION

Item 15.	Indemnification.

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), which is incorporated by reference herein. In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

(1)

Second Amended and Restated Agreement and Declaration of Trust, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January 26, 2024.

(2)

Second Amended and Restated Bylaws, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January 26, 2024.

(3)	Not applicable.

(4)

Form of Agreement and Plan of Reorganization relating to Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, Barrow Hanley US Value Opportunities Fund, Barrow Hanley Emerging Markets Value Fund, and Barrow Hanley International Value Fund, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on June 20, 2024.

(5)	Instruments Defining Rights of Security Holder. None, other than in the Second Amended and Restated Agreement and Declaration of Trust and the Second Amended and Restated Bylaws of the Registrant.

(6)	Investment Advisory Contracts.

(i) Amended and Restated Investment Advisory Agreement between Registrant and JOHCM (USA) Inc, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(ii) Amended and Restated Schedule A to the Amended and Restated Investment Advisory Agreement between Registrant and JOHCM (USA) Inc, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May  14, 2024.

(iii) Form of Sub-Advisory Agreement between JOHCM (USA) Inc and Barrow, Hanley, Mewhinney & Strauss LLC (“Barrow Hanley”), incorporated by reference to Post-Effective Amendment No.  25 to the Registrant’s Registration Statement on Form N-1A, filed on May 15, 2024.

(7)	Underwriting Contracts.

(i) Amended and Restated Distribution Agreement between Registrant and Perpetual Americas Funds Distributors, LLC (f/k/a JOHCM Funds Distributors, LLC), dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(ii) Amendment to the Amended and Restated Distribution Agreement between Registrant and Perpetual Americas Funds Distributors, LLC, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(8)	Not applicable.

(9)	Custodial Agreements.

(i) Custody Agreement between Registrant and The Northern Trust Company (“Northern Trust”), dated July 14, 2021, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on September 24, 2021.

(ii) Amendment to the Custody Agreement between Registrant and Northern Trust, dated May 26, 2023, incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on August  14, 2023.

(iii) Amendment to the Custody Agreement between Registrant and Northern Trust, dated March 29, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(10)	Distribution Agreements.

(a) Amended and Restated Distribution and Servicing Plan Pursuant to Rule 12b-1, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January 26, 2024.

(i) Amended and Restated Schedule A to the Amended and Restated Distribution and Servicing Plan Pursuant to Rule 12b-1, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(b) Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(i) Amended and Restated Schedule A to the Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(11)	Opinion and Consent of Ropes & Gray LLP regarding legality of the securities being registered, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(12)

(i) Opinion of Ropes  & Gray LLP with respect to tax matters relating to the reorganization of the Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, Barrow Hanley US Value Opportunities Fund, and Barrow Hanley International Value Fund – filed herewith.

(ii) Opinion of Ropes & Gray LLP with respect to tax matters relating to the reorganization of the Barrow Hanley Emerging Markets Value Fund – filed herewith.

(13)	Other Material Contracts.

(i) Form of Amended and Restated Transfer Agency and Services Agreement between Registrant and Northern Trust incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May  14, 2024.

(ii) Fund Administration and Accounting Services Agreement between Registrant and Northern Trust, dated July 14, 2021, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on September 24, 2021.

(iii) Amendment to Fund Administration and Accounting Services Agreement between Registrant and Northern Trust, dated June 15, 2023, incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on August  14, 2023.

(iv) Amendment to the Fund Administration and Accounting Services Agreement between Registrant and Northern Trust, dated March 29, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(v) Form of Third Amended and Restated Expense Limitation Agreement between Registrant and JOHCM (USA) Inc, incorporated by reference to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on Form N-1A, filed on May  15, 2024.

(vi) Amended and Restated Supplemental Expense Limitation Agreement between Registrant and JOHCM (USA) Inc, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(vii) Amended and Restated Shareholder Services, Recordkeeping and Sub-Transfer Agency Services Agreement between Registrant and JOHCM (USA) Inc, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January 26, 2024.

(viii)  Amended and Restated Schedule A to the Amended and Restated Institutional Class Shareholder Services, Recordkeeping, and Sub-Transfer Agency Services Agreement between Registrant and JOHCM (USA) Inc, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No.  24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(ix) Amended and Restated Administration and Compliance Services Agreement between Registrant and JOHCM (USA) Inc, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(x) Amended and Restated Schedule A to the Amended and Restated Administration and Compliance Services Agreement between Registrant and JOHCM (USA) Inc, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(xi) Fund PFO/Treasurer Agreement between Registrant and Foreside Fund Officer Services, LLC, dated January  8, 2021, incorporated by reference to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-1A, filed on January 28, 2022.

(xii) Fifth Amendment to the Fund PFO/Treasurer Agreement between Registrant and Foreside Fund Officers, LLC, dated March 28, 2024, incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, filed on May 14, 2024.

(xiii)  Fund of Funds Investment Agreement between Registrant and Fidelity Rutland Square Trust II, dated December  21, 2023, incorporated by reference to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-1A, filed on January 28, 2022.

(xiv) Amendment to Fund of Funds Investment Agreement between Registrant and Fidelity Rutland Square Trust II, dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January  26, 2024.

(xv) Name Licensing Agreement between Registrant and Perpetual Americas Ltd., dated February 1, 2024, incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A, filed on January 26, 2024.

(14)	Consent of independent registered public accounting firm, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(15)	Not applicable.

(16)	Powers of Attorney.

(i) Power of Attorney for Joseph P. Gennaco, Barbara A. McCann, Kevin J. McKenna, and Beth K. Werths with respect to filings on Form N-14, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May  16, 2024.

(ii) Power of Attorney for Jonathan Weitz with respect to filings on Form N-14, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(iii) Power of Attorney for Troy Sheets with respect to filings on Form N-14, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(17)	Form of Proxy Card(s).

(i) Form of Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(ii) Form of Barrow Hanley Total Return Bond Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(iii) Form of Barrow Hanley Credit Opportunities Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(iv) Form of Barrow Hanley Floating Rate Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(v) Form of Barrow Hanley US Value Opportunities Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(vi) Form of Barrow Hanley Emerging Markets Value Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

(vii) Form of Barrow Hanley International Value Fund Proxy Card, incorporated by reference to the Registrant’s Registration Statement on Form N-14, filed on May 16, 2024.

Item 17.	Undertakings.

1.

The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.

The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Second Amended & Restated Declaration of Trust of Perpetual Americas Funds Trust, together with all amendments thereto, is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or Trustee of the Trust in his or her capacity as an officer or Trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston, Commonwealth of Massachusetts on the 9th day of September, 2024.

Perpetual Americas Funds Trust

By:	/s/ Jonathan Weitz
Jonathan Weitz
President and Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Jonathan Weitz Jonathan Weitz	President and Chief Executive Officer	September 9, 2024

/s/ Troy Sheets Troy Sheets*	Treasurer, Chief Financial Officer and Principal Accounting Officer	September 9, 2024

/s/ Joseph P. Gennaco Joseph P. Gennaco*	Trustee	September 9, 2024

/s/ Barbara A. McCann Barbara A. McCann*	Trustee	September 9, 2024

/s/ Kevin J. McKenna Kevin J. McKenna*	Trustee	September 9, 2024

/s/ Beth K. Werths Beth K. Werths*	Trustee	September 9, 2024

* By:	/s/ Jonathan Weitz
Jonathan Weitz, as Attorney-in-Fact
Date: September 9, 2024

Exhibit Index

(i)	Opinion of Ropes & Gray LLP with respect to tax matters relating to the reorganization of the Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, Barrow Hanley US Value Opportunities Fund, and Barrow Hanley International Value Fund.	Exhibit 12(i)

(ii)	Opinion of Ropes & Gray LLP with respect to tax matters relating to the reorganization of the Barrow Hanley Emerging Markets Value Fund.	Exhibit 12(ii)